Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500

ENTERPRISE FINANCIAL REPORTS 30% INCREASE IN THIRD QUARTER EARNINGS PER SHARE

•	Net Income Up 45% From Same Period One Year Ago
•	Portfolio Loans Increase $267 Million or 27% Year-to-Date
•	Wealth Management Revenue Rises 136% Over Prior Year
•	NorthStar Conversion and Merger Completed Successfully

St. Louis, October 17, 2006 – Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, reported net income of $4.2 million or $0.35 per fully diluted share for the third quarter of 2006 versus $2.9 million or $0.27 per fully diluted share in the same quarter of 2005---a 30% increase.  For the nine months ended September 30, 2006, the Company reported net income of $11.1 million or $0.99 per fully diluted share versus $8.5 million or $0.80 per share for the same period in 2005---a 24% increase.

The Company announced that it successfully completed the conversion and merger of its NorthStar Bank NA acquisition on October 6, 2006.  Included in the balance sheet comparisons in this release as of September 30, 2006 are $8 million of investments securities, $151 million of portfolio loans, $156 million of deposits, and approximately $19 million in goodwill and deposit intangibles related to this acquisition. The earnings generated from NorthStar are now included in Enterprise’s earnings from the date of acquisition.

“We were pleased with the results of this quarter as we continue to execute on our core strategies,” commented Kevin C. Eichner, President & CEO of EFSC.  “Our banking and wealth management businesses are thriving, and we were very gratified to see the NorthStar conversion completed so smoothly.  Developing a reputation for making wise, humane and effective acquisitions is important to us as we build on top of our strong organic growth model,” he said.

While the stated purchase price for NorthStar was $36 million (80% stock/20% cash), approximately $4.5 million of the consideration is considered “contingent” and is held in an escrow account pending the collection of certain loans.  This effectively reduced loans and other real estate owned and increased goodwill on the balance sheet by the same amount.  In accordance with generally accepted accounting principles, approximately 177,000 shares of EFSC stock in the NorthStar escrow account have not been credited to shareholders’ equity or in company average shares when reporting fully diluted earnings per share.

BANKING LINE OF BUSINESS

Banking net interest income increased $3.1 million or 27% in the third quarter of 2006 versus the same quarter in 2005.  At quarter end, portfolio loans were up $9 million from the prior quarter (excluding NorthStar) and up $116 million from December 31, 2005 or 15% annualized year to date (excluding NorthStar).  Including NorthStar, portfolio loans were up $160 million from the prior quarter and up $267 million from December 31, 2005 or 27%.

Total deposits grew $49 million during the quarter (excluding NorthStar) or at an annualized rate of 18%. NorthStar added $156 million to the total.  The combined bank deposit mix remains favorable with demand deposit accounts representing 17% of the total in a competitive deposit rate environment.

The tax-equivalent net interest rate margin decreased to 3.99% during the third quarter compared to 4.11% in the second quarter of 2006, primarily due to 1) the slightly dilutive impact of NorthStar’s net interest rate margin and 2) increases in deposit costs.  The third quarter margin was slightly down from the 4.03% reported in the third quarter of 2005.  While the previously reported refinement in the company’s accounting for loan fees and direct origination costs in late 2005 had a negative impact on the margin, it was mostly offset by the increase in market rates and a more favorable earning asset mix.

Asset quality continues to be very solid. Net recoveries for the quarter were $46,000 or 0.01% to average loans (annualized). On a year to date basis, net charge-offs totaled $31,000 or less than 0.01% (annualized).  The company estimates that charge-offs for the full year in 2006 will be less than ten basis points. For the third quarter, provision for loan losses was $240,000, compared to $408,000 in the same quarter last year.  The quarterly decline in provision was due to lower loan growth during the quarter.

The third quarter results reflect, for the first time, the combined Enterprise and NorthStar loan portfolios. Twelve loan relationships, six of which relate to the NorthStar acquisition, were placed on non-accrual status during the quarter.  No single credit represents more than $2 million in outstandings.  Non-performing loans totaled $6.2 million or 0.49% of loans versus 0.14% and 0.18% at December 31, 2005 and September 30, 2005, respectively.  The Company’s allowance for loan losses represented 1.40% of portfolio loans at September 30, 2006 compared to 1.30% at yearend and 1.35% for the prior year period. The increase is primarily the result of the effects of conforming the acquired NorthStar loan portfolio to the Company’s risk rating and loan loss reserve methodologies.

“We are comfortable that our due diligence and credit monitoring processes have adequately identified the risk components of the acquired NorthStar portfolio and have been appropriately adjusted during the quarter,” said Peter F. Benoist, Chairman of EFSC’s Banking division. “As we move forward, we would expect reserve levels to return to those more typical of our recent history,” he continued.

Additionally, foreclosed real estate was $1.2 million as of September 30 representing three NorthStar Kansas City properties that either had been foreclosed or were in the process of foreclosure at acquisition date.  $1.2 million of the $4.5 million loan escrow has been allocated to the balances and netted out on the balance sheet.

A 13% increase in the quarterly service charges from the prior year was due to the addition of NorthStar and increased account activity partially offset by the effects of a higher earnings credit rate on commercial accounts.

WEALTH MANAGEMENT LINE OF BUSINESS

Wealth Management revenue during the quarter was up 136% over the prior year, driven by $1.9 million of revenue from Millennium Brokerage Group LLC (“Millennium”) acquired in October 2005, and a 17% organic increase in revenues from the Enterprise Trust business (excluding one time insurance gains). The Company’s ratio of fee income to total revenue for the third quarter was 24% versus 17% in the same period of 2005 as the Wealth Management segment continues to expand rapidly in line with the Company’s income diversification strategies.

Wealth Management assets under administration were $1.57 billion at September 30, 2006, a 21% increase over one year ago after adjusting for the $250 million in common trust fund assets that were distributed in December 2005 in accordance with a related contract.

Millennium’s business continued to expand despite operational issues with certain consolidating carriers and a tighter underwriting environment.  Case submissions were up substantially in August and September, and assuming normal progression rates to paid status, fourth quarter revenue is expected to be up significantly from prior quarters.  Millennium margins remain very strong and in line with expectations.

In line with the Company’s definitive contractual agreement, Enterprise recognized its 23.1% pre-tax priority return by adjusting the minority interest in net income of its consolidated Millennium subsidiary by approximately $86,000 during the quarter. This brings the pre-tax profit contribution (including interest and amortization of intangibles) of the Millennium unit to $1.4 million in the nine months of 2006 as Millennium heads into the fourth quarter, typically its strongest.

OTHER BUSINESS RESULTS

The Company’s efficiency ratio improved from 63% in the third quarter of 2005 to 60% in the same quarter of 2006. Non-interest expenses increased from $8.5 million in the third quarter of 2005 to $11.0 million in the same quarter of 2006.  Approximately $806,000 of this increase was related to the addition of Millennium (including the amortization of intangibles) and $1.1 million was related to the addition of NorthStar (including amortization of the core deposit intangible). The remainder was primarily connected with expenses associated with supporting the Company’s organic growth rates.

Eichner commented, “While we encourage shareholders and analysts to view EFSC’s performance over a much longer horizon, this was a particularly strong quarter with net income up over 45% from the same period last year.  The successful integration of NorthStar, continued income diversification, strong core bank growth, and several new key hires were all highlights.”

Enterprise Financial operates commercial banking and wealth management businesses mostly in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

Please refer to the Consolidated Financial Summary attached for more details.

# # #

Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2005 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,

($ In thousands, except per share data)	2006	2005	2006	2005

INCOME STATEMENTS
Total interest income	$26,364	$17,611	$67,452	$48,497
Total interest expense	12,525	6,452	30,214	15,813

Net interest income	13,839	11,159	37,238	32,684
Provision for loan loss	240	408	1,777	1,420

Net interest income after provision for loan losses	13,599	10,751	35,461	31,264
NONINTEREST INCOME
Wealth Management revenue	3,468	1,472	10,018	4,155
Deposit service charges	603	533	1,636	1,553
Gain on sale of mortgage loans	95	145	165	247
Other income	159	127	435	383

Total noninterest income	4,325	2,277	12,254	6,338
NONINTEREST EXPENSE
Salaries and benefits	6,754	5,503	18,398	16,103
Occupancy	737	568	1,957	1,652
Furniture and equipment	317	212	806	572
Other	3,144	2,242	8,405	6,086

Total noninterest expense	10,952	8,525	29,566	24,413
Minority interest in net income of consolidated subsidiary	(434)	—	(826)	—

Income before income tax	6,538	4,503	17,323	13,189
Income taxes	2,357	1,625	6,242	4,723

Net income	$4,181	$2,878	$11,081	$8,466

Basic earnings per share	$0.37	$0.29	$1.03	$0.85
Diluted earnings per share	$0.35	$0.27	$0.99	$0.80
Return on average assets	1.10%	0.98%	1.11%	1.01%
Return on average equity	12.99%	13.84%	13.88%	14.37%
Net interest rate margin (fully tax equivalized)	3.99%	4.03%	4.03%	4.13%
Yield on earning assets (fully tax equivalized)	7.54%	6.33%	7.24%	6.10%
Cost of paying liabilities	4.31%	2.94%	3.96%	2.53%
Net interest spread	3.23%	3.39%	3.28%	3.57%
Efficiency ratio	60.30%	63.45%	59.74%	62.56%
Noninterest expense to average assets	2.89%	2.92%	2.95%	2.92%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

($ in thousands)	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005	Sep 30, 2005

BALANCE SHEETS
ASSETS
Cash and due from banks	$54,513	$50,063	$42,597	$54,118	$38,542
Federal funds sold	6,959	3,034	6,027	64,709	45,281
Interest-bearing deposits	1,214	607	104	84	101
Debt and equity investments	114,860	109,449	110,333	135,559	96,684
Loans held for sale	5,268	3,028	2,447	2,761	2,273
Portfolio loans	1,269,391	1,108,906	1,066,084	1,002,379	976,804
Less allowance for loan losses	17,805	14,449	13,964	12,990	13,168

Net loans	1,251,586	1,094,457	1,052,120	989,389	963,636

Premises and equipment, net	15,295	13,941	13,624	10,276	10,098
Goodwill	29,804	12,004	12,004	12,042	1,938
Other assets	28,676	19,958	18,828	18,030	11,289

Total assets	$1,508,175	$1,306,541	$1,258,084	$1,286,968	$1,169,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$222,668	$195,719	$192,997	$229,325	$206,724
Interest bearing deposits	1,059,282	879,995	848,633	886,919	816,241

Total deposits	1,281,950	1,075,714	1,041,630	1,116,244	1,022,965
Subordinated debentures	35,054	30,930	30,930	30,930	20,620
FHLB advances	38,162	88,653	75,068	28,584	28,749
Other borrowings	13,731	4,810	7,221	8,347	6,975
Other liabilities	11,113	7,237	7,729	10,258	7,036

Total liabilities	1,380,010	1,207,344	1,162,578	1,194,363	1,086,345
Shareholders’ equity	128,165	99,197	95,506	92,605	83,497

Total liabilities and shareholders’ equity	$1,508,175	$1,306,541	$1,258,084	$1,286,968	$1,169,842

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

	For the Quarter Ended

($ In thousands, except per share data)	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005	Sep 30, 2005

EARNINGS SUMMARY
Net interest income	$13,839	$12,142	$11,257	$11,883	$11,159
Provision for loan losses	240	737	800	70	408
Wealth Mangement revenue	3,468	3,231	3,319	2,370	1,472
Noninterest income	857	721	658	258	805
Noninterest expense	10,952	9,320	9,294	9,910	8,525
Minority interest in net income of consolidated subsidiary	(434)	—	(453)	(113)	—
Income before income tax	6,538	6,097	4,687	4,418	4,503
Net income	4,181	3,901	2,998	2,829	2,878
Diluted earnings per share	$0.35	$0.36	$0.28	$0.26	$0.27
Return on average equity	12.99%	16.00%	12.89%	12.52%	13.84%
Net interest rate margin (fully tax equivalized)	3.99%	4.11%	3.99%	4.06%	4.03%
Efficiency ratio	60.30%	57.91%	61.01%	68.28%	63.45%
MARKET DATA
Book value per share	$11.19	$9.44	$9.13	$8.85	$8.26
Tangible book value per share	$8.05	$7.91	$7.57	$7.27	$8.07
Market value per share	$30.86	$25.45	$27.39	$22.68	$21.22
Period end common shares	11,452	10,508	10,466	10,459	10,111
Average basic common shares	11,397	10,490	10,465	10,357	10,083
Average diluted common shares	11,823	10,876	10,856	10,983	10,782
ASSET QUALITY
Net charge-offs (recoveries)	$(46)	$251	$(174)	$248	$10
Nonperforming loans	$6,214	$893	$1,353	$1,421	$1,777
Nonperforming loans to total loans	0.49%	0.08%	0.13%	0.14%	0.18%
Allowance for loan losses to total loans	1.40%	1.30%	1.31%	1.30%	1.35%
Net charge-offs (recoveries) to average loans (annualized)	(0.01)%	0.09%	(0.07)%	0.10%	0.00%
CAPITAL
Average equity to average assets	8.49%	7.66%	7.63%	7.20%	7.12%
Tier 1 capital to risk-weighted assets	9.54%	9.87%	9.87%	10.31%	10.33%
Total capital to risk-weighted assets	10.79%	11.11%	11.11%	11.55%	11.58%
AVERAGE BALANCES
Portfolio loans	$1,257,394	$1,079,063	$1,020,866	$979,182	$968,802
Earning assets	1,400,706	1,202,676	1,165,389	1,181,273	1,114,508
Total assets	1,504,253	1,276,878	1,235,691	1,244,652	1,159,341
Deposits	1,262,544	1,044,498	1,060,035	1,080,525	1,012,070
Shareholders’ equity	127,685	97,786	94,338	89,641	82,495
LOAN PORTFOLIO
Commercial and industrial	$343,776	$323,109	$299,706	$265,488	$263,286
Commercial real estate	553,486	438,684	428,696	410,382	363,566
Construction real estate	185,743	162,589	155,361	138,318	128,444
Residential real estate	148,369	148,650	144,228	151,575	177,948
Consumer and other	38,017	35,874	38,093	36,616	43,559

Total loan portfolio	$1,269,391	$1,108,906	$1,066,084	$1,002,379	$976,804
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$222,668	$195,719	$192,997	$229,325	$206,724
Interest-bearing transaction accounts	101,262	99,887	108,699	108,712	85,824
Money market and savings accounts	507,407	471,526	472,247	483,186	450,107
Certificates of deposit	450,613	308,582	267,687	295,021	280,310

Total deposit portfolio	$1,281,950	$1,075,714	$1,041,630	$1,116,244	$1,022,965
WEALTH MANAGEMENT
Trust Assets Under Management	$996,142	$983,365	$976,425	$819,608	$975,704
Trust Assets Under Administration	1,567,164	1,536,437	1,563,394	1,388,480	1,541,597